Exhibit 4.9

THIRD AMENDMENT LETTER

To:	Grindrod Shipping Pte. Ltd.
200 Cantonment Road
#03-01, Southpoint
Singapore 089763
Attn: Martyn Wade

IVS Bulk Owning Pte. Ltd.
200 Cantonment Road
#03-01, Southpoint
Singapore 089763
Attn: Martyn Wade

IVS Bulk Carriers Pte. Ltd.
200 Cantonment Road
#03-01, Southpoint
Singapore 089763
Attn; Martyn Wade

IVS Bulk 603 Pte. Ltd.
200 Cantonment Road
#03-01, Southpoint
Singapore 089763
Attn; Martyn Wade

and

IVS Bulk 612 Pte. Ltd.
200 Cantonment Road
#03-01, Southpoint
Singapore 089763
Attn: Martyn Wade

Date:  10th February 2017

Dear Sirs

1.                            Background. We refer to the loan agreement dated 26 August 2010, as supplemented by a supplemental agreement dated 13 December 2011, as amended by a consent and amendment letter dated 30 November 2012, as supplemented by a supplemental agreement no. 2 to term loan facility dated 31 May 2016 and as may be further amended and supplemented from time to time (the Loan Agreement) made between amongst others (i) Grindrod Shipping Pte. Ltd. as borrower (the Borrower), (ii) the banks and financial institutions listed in Part A of Schedule 1 of the Loan Agreement as lenders (the Lenders), (iii) the banks and financial institutions listed in Part B of Schedule 1 of the Loan Agreement as swap banks (the Swap Banks), (iv) Standard Chartered Bank (Hong Kong) Limited as agent (the Agent) and (iv) Standard Chartered Bank (Hong Kong) Limited as security trustee (the Security Trustee) in relation to a loan facility of up to an aggregate of US$50,000,000.

2.                            Definition of terms. Save as otherwise defined in this letter, terms defined in the Loan Agreement shall have the same meanings in this letter.

3.                            Definitions. In this letter, unless the contrary intention appears:

Effective Date means the date on which the Agent confirms to the Borrower that it has received the original of this letter duly executed by all the parties hereto.

4.                            Amendments to Loan Agreement. It is hereby agreed that from the Effective Date, the Loan Agreement shall be deemed to be amended as follows:

a.                           the definition of “Finance Documents in Clause 1.1 (Definitions) of the Loan Agreement shall be amended by:

i.             deleting “and” from paragraph (m) in the definition; and

ii.          inserting the following new paragraph (n) in the definition:

“(n) the Third Amendment Letter; and”

b.                           the following new definition shall be inserted in alphabetical order in Clause 1.1 (Definitions) ofthe Loan Agreement and all references throughout the Finance Documents wherever it appears shall be construed accordingly:

““Third Amendment Letter” means the amendment letter dated 10th February 2017 entered into by the parties to this Agreement in relation to the amendment to the financial covenants on the Loan.”

c.                            Clause 12.4 (Financial Covenants) shall be amended as follows:

i.             the definition of “Financial Covenants” shall be deleted and replaced with the following definition:

“Financial Covenants. The Borrower will ensure that the consolidated financial position of the Borrower’s Group shall at all times during the Security Period be such that:

i.                          Book Value Net Worth is a minimum of (i) $275,000,000 in 2016 and (ii) $250,000,000 in 2017;

ii.                       Cash or cash equivalents shall be at least $30,000,000; and

ill.                    the ratio of Debt to Market Adjusted Tangible Fixed Assets shall be not more than 75 per cent.”

ii.          the following new definition shall be inserted In alphabetical order within Clause 12.4 (Financial Covenants):

“Book Value Net Worth means the aggregate amount (without double counting) of the following:

i.                          the amounts paid up, or credited as paid up, on the issued share capital of the Borrower’s Group;

ii.                       any credit balance on the consolidated profit and loss account of the Borrower’s Group; and

iii.                    any amount standing to the credit of any other consolidated capital and revenue reserves of the Borrower’s Group including any share premium account and capital redemption reserve, less the aggregate amount (without double counting) of the following:

i.                       any debt balance on the consolidated profit and loss account of the Borrower’s Group; and

ii.                    any reserves attributable to interests of minority shareholders in any subsidiary (whether direct or indirect) of the Borrower’s Group,

all as determined in accordance with IFRS applied in the preparation of the Latest Accounts but adjusted by:

i.                              deducting any dividend or other distribution declared, recommended or made by the Borrower’s Group;

ii.                           deducting any amount attributable to goodwill or any other intangible asset;

iii.                        reflecting any variation required to be made to the asset value attributable to any ship owned by the Borrower’s Group in order to reflect the book value of any such ship;

iv.                       excluding any amount attributable to deferred taxation;

v.                          excluding any amount attributable to minority interests; and

vi.                       eliminating inconsistencies (if any) between the accounting principles;

iii.          the following definitions within Clause 12.4 (Financial Covenants) shall be deleted in its entirety:

i.                              Market Adjusted Tangible Net Worth

ii.                           Liquidity

iii.                       Net Debt

iv.                       EBITDA

5.                            Amendments to Finance Documents. It is hereby agreed that from the Effective Date, each Finance Document other than the Loan Agreement shall be deemed to be amended as follows:

a.                            such that all references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions shall be construed as if the same referred to such Finance Documents as amended and supplemented by this letter; and

b.                            the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, any of the other Finance Documents and the Master Agreement shall be construed as if the same referred to the Loan Agreement, those Finance Documents and the Master Agreement as amended and supplemented by this letter.

6.                            Amendments to Master Agreement. it is hereby agreed that from the Effective Date, the Master Agreement shall be deemed to be amended as follows:

a.                           such that all references throughout the Master Agreement to “this Agreement”, “this Deed”, “hereunder” and other like expressions shall be construed as if the same referred to the Master Agreement as amended and supplemented by this letter; and

b.                           the definition of, and references throughout the Master Agreement to Finance Documents shall be construed as if the same referred to those Finance Documents as amended and supplemented by this letter.

7.                            Repetition of representations and warranties. The Borrower represents and warrants to the Creditor Parties that the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement, as updated with appropriate modifications to refer to this letter, remain true and not misleading if repeated on the date of this letter with reference to the circumstances now existing.

8.                            Repetition of Finance Document representations and warranties. The Borrower and each Owner represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents and the Master Agreement to which it is a party, as amended and supplemented by this letter and updated with appropriate modifications to refer to this letter, remain true and not misleading if repeated on the date of this letter with reference to the circumstances now existing.

9.                            Continuing Obligations under Finance Documents. The Loan Agreement and the other Finance Documents and the Master Agreement shall remain in full force and effect as amended and supplemented by;

a.                           the amendments referred to in this letter; and

b.                           such further or consequential modifications as may be necessary to give full effect to the terms of this letter.

10.                     Existing Rights. All of the parties to this letter herby confirm that neither the execution of this letter nor the performance of the obligations hereunder nor the amendments to the Finance Documents or the Master Agreement set out herein shall be deemed to affect in any way any existing right of any Creditor Party under the Finance Documents or the Master Agreement, any of the Security Interests constituted and grated to each of them thereunder or under the laws of any Pertinent Jurisdiction.

11.                     Expenses. The provisions of Clause 20.3 (Costs of variations, amendments, enforcement etc.) of the Loan Agreement (as amended and supplemented by this letter shall apply to this letter as if they were expressly incorporated in this letter with any necessary modifications.

12.                     Further Assurances. The Borrower shall, at the request of the Lender and at its own expense, do all such acts and things necessary and desirable to give effect to the amendments made or to be made pursuant to this letter.

13.                     Counterparts. This letter may be executed in any number of counterparties and on separate counterparts, each of which when executed shall constitute an original, but all counterparts together shall constitute one and the same instrument.

14.                     Third Party Rights. A person who is not a party to this letter cannot enforce or enjoy the benefit of any term of this letter under the Contracts (Rights of Third Parties) Act 1999.

15.                     Law and Jurisdiction. The provisions of Clause 30 (Law and Jurisdiction) of the Loan Agreement as amended and supplemented by this letter shall apply to this letter as if set out in full herein save that references to “this Agreement” shall be construed as references to this letter.

16.                     Construction of letter. This letter shall supplement and shall be construed as forming part of the Loan Agreement and as such is deemed to be a Finance Document as defined in the Loan Agreement.

This letter has been duly executed on the date stated at the beginning of this letter.

Signed by:	)
for and on behalf of	)
STANDARD CHARTERED BANK (HONG KONG) LIMITED	)	/s/ Lam Tse Kit
as Agent and Security Trustee	)

Signed by:	)
for and on behalf of	)
STANDARD CHARTERED BANK	)	/s/ Abhishek Pandey
as Lender	)
)

Signed by:	)
for and on behalf of	)
STANDARD CHARTERED BANK	)	/s/ Abhishek Pandey
as Swap Bank	)
)
Acknowledged and agreed:
BORROWER
Signed by:	)	/s/ Martyn Richard Wade
for and on behalf of	)
GRINDROD SHIPPING PTE. LTD.	)

THE OWNERS
Signed by:	)	/s/ Martyn Richard Wade
for and on behalf of	)
IVS BULK OWNING PTE. LTD.	)

Signed by:	)	/s/ Martyn Richard Wade
for and on behalf of	)
IVS BULK CARRIERS PTE. LTD.	)

Signed by:	)	/s/ Martyn Richard Wade
for and on behalf of	)
IVS BULK 603 PTE. LTD.	)

Signed by:	)	/s/ Martyn Richard Wade
for and on behalf of	)
IVS BULK 612 PTE. LTD.	)